Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 002-90810 of OCM Mutual Fund on Form N-1A of our report dated January 25, 2006 appearing in the Annual Report of OCM Mutual Fund for the year ended November 30, 2005, and to the reference to us under the heading “General Information” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 27, 2006